Exhibit 99.1

PRESS RELEASE

André J. Hawaux to join DICK’s Sporting Goods as Executive Vice President - Finance, Administration and Chief Financial Officer

PITTSBURGH, Pa., May 2, 2013 - DICK’s Sporting Goods, Inc. (NYSE: DKS) announced today that André J. Hawaux will join the company in June, 2013 as Executive Vice President—Finance, Administration and Chief Financial Officer. Mr. Hawaux will oversee Finance, Legal, Strategic Planning and Risk and Compliance.

Mr. Hawaux joins DICK’s with over 30 years of experience, most recently as President, Consumer Foods at ConAgra Foods, Inc., one of North America’s leading packaged food companies. Previously, he served as ConAgra Foods’ Executive Vice President, Chief Financial Officer from 2006 to 2009 and was responsible for the company’s Finance and Information System and Services organizations.

Prior to ConAgra Foods, Mr. Hawaux served as general manager of a large U.S. division of PepsiAmericas and previously served as Chief Financial Officer for Pepsi-Cola North America and Pepsi International’s China business unit. Mr. Hawaux holds a bachelor’s degree in accounting from Pace University and an M.B.A. from Southern New Hampshire University.

“We are pleased to welcome André to DICK’s Sporting Goods and look forward to leveraging his expertise in the years ahead,” said Edward W. Stack, Chairman and CEO. “André’s extensive background in finance, operations and global business, along with his exceptional leadership and strategic acumen, will further strengthen our senior management team and will be instrumental as we execute our growth plans.”

Mr. Hawaux succeeds Timothy Kullman, who is retiring as previously announced.

About DICK’S Sporting Goods, Inc.

DICK’S Sporting Goods, Inc. is an authentic full-line sporting goods retailer offering a broad assortment of brand name sporting goods equipment, apparel and footwear in a specialty store environment. The Company also owns and operates Golf Galaxy, LLC, a golf specialty retailer. As of February 2, 2013, the Company operated 518 DICK’S Sporting Goods stores in 44 states, 81 Golf Galaxy stores in 30 states and eCommerce and catalog operations for both DICK’S Sporting Goods and Golf Galaxy. DICK’S Sporting Goods, Inc. news releases are available at http://www.DicksSportingGoods.com/investors. The Company’s website is not part of this press release.

Contact:
Timothy E. Kullman, EVP — Finance, Administration and Chief Financial Officer or

Anne-Marie Megela, VP — Treasury Services and Investor Relations

(724) 273-3400
investors@dcsg.com